MASTER PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT

This **MASTER PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT** (the "***Agreement***") is entered into as of the 8th day of January, 2019 ("***Effective Date***") by and between **EXACTUS, INC.**, a corporation organized and existing under the laws of Nevada, with its principal offices located at 4870 Sadler Road, Suite 300 Glen Allen, VA23060 ("***Client***"), and **CEED2MED LLC**., a Florida limited liability company, with a place of business located at 95 NW 4th Avenue, Delray Beach Florida 33483 ("**C2M**").

WHEREAS Client is a sales and marketing company focused on the discovery, development and commercialization of products for human and animal use, including the Client Products, and has or will design formulations and/or know-how related to the Client Products;

WHEREAS, in consideration for the agreements of C2M hereunder, including, without limitation, ongoing assistance, training, education, manufacturing, distribution, support and supply of the following:

- Industrial hemp derived phyto-cannabinoid (CBD) rich products
- Tinctures
- Edibles
- Capsules
- Topical Solutions
- Animal health

to be provided to Client by C2M in connection with launch of one or more private label brands and making available to Client access to brands that have been designed or developed by C2M to be offered and/or sold by Client, and general development of client's business in CBD products and services, and assistance with development and design of Client's brand, logo, packaging and marketing of such brands (including licensing rights to a Hemp Healthy brand in selected markets) Client shall issue to C2M 67,085,523 shares of Client Common Stock, par value $0.001 per share (the "Common Stock") plus issue 10 year options to purchase 6,000,000 shares of Common Stock as set forth on <u>Schedule A</u>, exercisable at $0.04 per share under the 2019 Executive Incentive Plan of Client (the "Exactus Options"), each as set forth in Client's filings and reports made with the Securities and Exchange Commission (the "**SEC**")) (the "**Exactus Shares**").

WHEREAS C2M operates and manufactures at cGMP facilities located in the State of Florida and elsewhere and has the expertise, resources, skills and experience suitable for, and desires to allot to Client, a minimum of 50 and up to 300 kilograms per month, and up to 2,500 kilograms annually, of active phyto-cannabinoid (CBD) rich ingredients, including isolates, distillates, water soluble, and proprietary formulations (the "**Ingredients**") for Client Products;

WHEREAS, C2M and Client intend to collaborate on product design and development, including private label, brands, and for manufacturing Client Products and may from time to time provide C2M brands to Client for resale and marketing by Client;

WHEREAS, Client wishes to have C2M produce Client Products, and C2M wishes to Produce Client Products for Client, subject to and in accordance with the terms and conditions of this Agreement and the individual Bulk Ingredient Customer Agreement (defined below) entered into by the parties from time to time.

NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:

1. DEFINITIONS.

"**Affiliate**" of a party hereto shall mean any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least 50% of the voting equity of another entity (or other comparable interest for an entity other than a corporation) or otherwise possesses the ability to control the management of such other entity

"**Batch**" shall mean a specific quantity of Client Product comprising a number of units mutually agreed upon between Client and C2M, and that (a) is intended to have uniform character and quality, within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of manufacture.

"**cGMP**" shall mean the regulatory requirements for current good manufacturing practices and general biologics products standards, including the United States' current Good Manufacturing Practices pursuant to the U.S. Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. Sect. 301 et seq.) ("**FD&C Act**"), and relevant regulations found in Title 21 of the U.S. Code of Federal Regulations (including Parts 210, 211, 600 and 611), and the European Union's current Good Manufacturing Practices pursuant to the European Commission in Directive 91/356/EEC, as amended by 2003/94/EC, and the Guide to Good Manufacturing Practice (Volume 4 of "The rules governing medicinal products in the European Union"), and the other applicable regulatory guidance documents (including without limitation FDA's Guidance for Industry Q7A Good Manufacturing Practice Guide For Active Pharmaceutical Ingredients, and Annex 18 to the European Union's Guide to Good Manufacturing Practices) and current industry practices promulgated by the applicable Regulatory Authorities, and any comparable laws, rules or regulations of any Foreign Jurisdiction which is specified in a PWA, as each may be amended from time to time. For clarity, the parties agree that a Foreign Jurisdiction's cGMP requirements shall apply only if such Foreign Jurisdiction is listed in the applicable PWA as an Applicable Jurisdiction for that PWA.

"**Certificate of Analysis**" shall mean a certificate of analysis that confirms that a Batch meets the Specifications

"**Client Information and Materials**" shall mean Client's Confidential Information, Client's Inventions, Client's Intellectual Property, the formulations supplied to C2M directly or indirectly by Client for Client Product, any related proprietary reference standards, the master and working cell bank(s) supplied to C2M directly or indirectly by Client or Produced by C2M under this Agreement for Client Product, Client Supplied Components.

"**Client Product**" or "Product" shall mean the proprietary product(s) to be Produced by C2M under this Agreement, and refers specifically to the Client Product identified in the related PWA. When the context requires, the term "Client Product" also means the tangible forms of Client Product which are or are to be Produced by C2M under this Agreement, also including all in-process intermediates, samples or modifications thereof or thereto.

"**Components**" shall mean all components and raw materials used or to be used by C2M in Production of Client Product under this Agreement. All Components are listed in or will be agreed to by the parties pursuant to and in accordance with the related PWA, and are or will be identified either as Components to be supplied by Client or its vendors ("***Client Supplied Components***") or Components to be supplied by C2M or its vendors ("***C2M Supplied Components***").

"**Facility**" shall mean C2M's facility in which Client Products are produced, whether owned, leased, managed, operated or overseen by C2M or its Affiliates.

"**FDA**" shall mean the United States Food and Drug Administration or any successor entity thereto.

"**Labeling**" shall mean all labels and other written, printed, or graphic matter upon: (i) Client Product or any container, carton, or wrapper utilized with Client Product or (ii) any written material accompanying Client Product, or, as the context requires, shall mean the labeling services to be performed by C2M under this Agreement, as the context requires

"**Legal Requirements**" means all laws, rules, regulations, ordinances, guidance, guidelines, and standards of any supranational, international, national, federal, state, or local governmental authority which are applicable to the circumstances in which the term "Legal Requirements" is used herein, including without limitation (a) cGMP, and, as applicable, current Good Laboratory Practices (as set forth in 21 CFR Part 58), (b) the regulations and regulatory guidance promulgated by the FDA and the EMA (and, subject to express prior written agreement of the parties, other applicable Regulatory Authorities), and (c) all laws and regulations requiring permits, licenses, filings or certifications with respect to C2M, the C2M Facility, or the Production of Product or performance of other services pursuant to this Agreement. For clarity, the parties agree that a Foreign Jurisdiction's Legal Requirements shall apply only if such Foreign Jurisdiction is expressly listed in the applicable PWA as an "Applicable Jurisdiction" for that PWA.

"**Master Batch Record**" (**or "MBR**") shall mean the formal set of instructions for Production of Client Product. The MBR shall be developed and maintained in C2M's standard format by C2M, using Client's master formula and technical support.

"**Production**" or "**Produce**" shall mean all steps and activities performed or to be performed by C2M under this Agreement to produce Client Product, as set forth in the related PWA, including, without limitation and as applicable, the manufacturing, formulation, filling, finishing, packaging, inspection, Labeling, testing, quality control, and release, shipping and storage of Client Product.

"**Production Process**" or "**Process**" shall mean the processes, methods, tests and techniques for Producing the Client Product. The Process may be changed from time to time by agreement of the parties and in accordance with the Quality Agreement. C2M shall not change the Process except at the request of or with permission from C2M and Exactus.

"**Project Work Agreements**" or "**PWAs**" shall mean the project work agreements "Bulk Ingredient Customer Agreements" between the parties that reference Client Products under this Agreement. For each Client Product for which C2M performs Production services, the parties shall execute one or more PWAs, in a form acceptable to the parties and substantially in the form attached hereto as Appendix A. When and if executed by both parties, each PWA (including all Exhibits, Schedules and other Attachments thereto) shall be deemed attached to and shall be incorporated by this reference into this Agreement.

"**Purchase Price**" shall mean the amount to be paid by Client as specified in the related PWA.

"**Regulatory Authority**" shall mean any agency or authority responsible for regulation of Client Product in the United States or any foreign regulatory jurisdiction. For clarity, the parties agree that a Foreign Jurisdiction's Regulatory Authority shall be applicable to a PWA only if such Foreign Jurisdiction is expressly listed in the applicable PWA as an Applicable Jurisdiction.

"**Released Executed Batch Record**" shall mean the completed batch record executed by C2M and associated deviation reports, investigation reports, and Certificates of Analysis created for each Batch of Client Product

"Services" means the services performed or to be performed by C2M under this Agreement, including Production.

"Specifications" shall mean the applicable specifications for a Client Product, including, as applicable, the specifications, set forth in the related PWA and the applicable MBR or, as the context requires, the applicable specifications for the Components.

"Term" shall have the meaning provided in Section 3.1.

"third party" shall mean any person(s) or entity(ies) other than C2M or Client.

2. DEVELOPMENT AND PRODUCTION OF CLIENT PRODUCT.

2.1 Production: Subject to execution of this Agreement, upon execution of each PWA (subject to satisfaction of any conditions precedent that may be set forth in such PWA), C2M shall perform the Services set forth therein in accordance with this Agreement, and such PWA, in compliance with all applicable Legal Requirements, and pursuant to the timeline set forth in such PWA. In the event of conflict between this Agreement and any PWA, the provisions of this Agreement shall control, unless the PWA states an express intent to control or supersede this Agreement.

2.2 Documentation: The Master Batch Record shall be reviewed and approved by C2M and by Client prior to commencement of Production. Any material change to an approved Master Batch Record will be reviewed and approved by C2M and by Client prior to said change being implemented. Each Batch of Client Product shall be Produced by using a copy of the Master Batch Record. Each copy of the Master Batch Record for such Batch of Client Product shall be assigned a unique Batch number. Any deviation from the Production Process specified in the Master Batch Record must be documented in the copy of the Master Batch Record for that Batch. C2M shall provide Client with the Released Executed Batch Record and any other Production documentation customarily supplied by contract manufacturers together with any other documentation expressly required under this Agreement, the Quality Agreement or the related PWA, in a form reasonably suitable for Client's submission to the FDA or other Regulatory Authorities.

2.3 Delays in Production: If C2M is unable to, or believes it is likely that it will be unable to, fulfill any particular Production commitment on the applicable date set forth in the related PWA, including without limitation as a result of a force majeure event, then C2M shall immediately notify Client in writing as to the reason for the delay, and provide an indication of the likely duration of the delay, and use commercially reasonable efforts to continue Production, recover lost time and support all timelines and deadlines as established in such PWA.

2.4 Delivery Terms: C2M shall ship all Client Product to Client or, at Client's instructions, to Clients designated consignee. All shipments shall be delivered and shipped by a common carrier designated by Client. Risk of loss shall be and remain with C2M until C2M delivers Client Product to Client's designated carrier. Client shall endeavor to procure, insurance covering damage or loss of Client Product during shipping. All shipping instructions of Client shall be accompanied by the name and address of the consignee and the shipping date. At the request of Client, C2M shall store particular lots of Client Product for a reasonable period at no additional cost and, thereafter, at Client's expense at the storage fee set forth in the related PWA or, if none, at C2M's usual and customary rates. C2M shall store all Client Product under conditions that comply with the applicable Specifications.

2.5 Exporter of Record: Client shall be the exporter of record for any Client Product shipped out of the United States, as Client remains the owner of the Client Product. Client warrants that all shipments of Client Product exported from the United States will be made in compliance with all applicable United

States export laws and regulations and all applicable import laws and regulations into the country of deportation. Client shall be responsible for obtaining any licenses, clearances or other governmental authorization(s) necessary for the exportation of any Client Product from the United States. Client shall select and pay the freight forwarder at its sole cost and expense.

2.6 Supply of Components; Material Safety Data Sheets:

2.6.1 C2M agrees to provide during the period commencing on the Effective Date and during each twelve (12) months period thereafter during the Term, 50 and up to 300 kilograms per month, and up to 2,500 kilograms annually of active phyto-cannabinoid (CBD) rich ingredients, including isolates, distillates, water soluble, and proprietary formulations (the "**Ingredients**") for Client.

C2M shall maintain, store and perform testing and evaluation of all Ingredients, including Client Supplied Components, as required by the applicable Specifications and cGMP. As between the parties, Client is the sole and exclusive owner of all Client Supplied Components and all Ingredients which it has paid for.

2.6.2 Client shall provide C2M a material safety data sheet for any Client Supplied Components and for Client Product and C2M shall materially conform to established safety practices and procedures set forth therein. C2M shall store and handle Client Product and all Components in accordance with and as required by, as applicable, the MSDS, the MBR and all applicable Legal Requirements.

2.6.3 For at least one (1) year after completion of the relevant Service(s) under this Agreement (or for such longer period of time as may be required by applicable Legal Requirements), C2M shall maintain accurate books, records, documents, and other evidence of costs, expenses and allowances which are either related to costs and expenses incurred by C2M which are reimbursable by Client under this Agreement, or C2M's related mitigation efforts. Client, or at Client's expense Client's independent public accountants of recognized national standing selected by Client, shall have a right to examine and audit such records upon at least prior written notice at mutually agreed times and places.

3. TERM AND TERMINATION.

3.1 Term: This Agreement shall commence on the Effective Date and will continue for a period of two (2) years following the Effective Date (the "***Term***"). Unless sooner terminated by notice given by either of the parties at least sixty (60) days prior to the end of the then applicable Term, the Term shall be extended for successive one (1) year periods until terminated.

4. CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE.

4.1 Certificates of Analysis: C2M shall test, or cause to be tested by third parties, in accordance with the Specifications, each Batch of Client Product Produced pursuant to this Agreement before delivery to Client in accordance with its customary procedures and C2M shall deliver a Certificate of Analysis for each Batch, which shall set forth the items tested, Specifications, and test results. C2M shall also indicate on the final page of the Released Executed Batch Record that all batch Production and control records have been reviewed and approved by the appropriate quality control unit. C2M shall maintain, such certificates to Client prior to the shipment of Client Product (unless Client Product is shipped under quarantine). If Client is responsible for final release testing, or if Client otherwise deems it appropriate, Client shall test, or cause to be tested, for final release, each Batch of Client Product to test for conformance to the Specifications. As required by FDA, Client assumes full responsibility for final

release of each Batch of Client Product. C2M shall make available all apps and software at no cost to Client for review of test and Certificate of Analysis records.

4.2 Distribution Records: C2M shall maintain for the time periods required by applicable Legal Requirements all of its manufacturing and analytical records, shipment and distribution records and validation data relating to Client Product supplied hereunder, all of which shall contain all of the appropriate information as specified in cGMP.

5 EXACTUS SHARES REPRESENTATIONS AND WARRANTIES AND COVENANTS.

Within one (1) business day of the Effective Date, Client shall cause Client's transfer agent to issue the Exactus Shares and the Exactus Options to C2M or its designees. C2M represents, warrants and covenants to Exactus as follows:

No Registration. C2M understands that the Exactus Shares to be issued to C2M hereunder have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Holder's representations as expressed herein or otherwise made pursuant hereto.

Investment Intent. C2M is acquiring the Exactus Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and C2M has no present intention of selling, granting any participation in, or otherwise distributing the same. C2M further represents that it will not violate the Securities Act and does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to the Shares.

Investment Experience. C2M has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Exactus and acknowledges that C2M can protect its own interests. C2M has such knowledge and experience in financial and business matters so that C2M is capable of evaluating the merits and risks of its investment in Exactus.

Transfer Restrictions. C2M acknowledges that the Exactus Shares have not been registered under the Securities Act, and may not be transferred unless (i) they are subject to a current and effective registration statement under the Securities Act, or (ii) C2M shall have delivered to Exactus an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to Exactus, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (b) any sale of the securities made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said Rule, to the extent that such Rule is applicable.

Access to Data. C2M and its advisors, if any, have been furnished with or have been given access to all materials relating to the business, finances and operations of Exactus and any reasonably requested materials requested by C2M. C2M and its advisors, if any, have been afforded the opportunity to ask questions of Exactus and its management and have received complete and satisfactory answers to any such inquiries.

Accredited Investor. C2M is an "accredited investor' within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall

submit to Exactus such further assurances of such status as may be reasonably requested by Exactus.

g. Restrictive Legend. C2M acknowledges and agrees that the Exactus Shares shall bear a restrictive legend and a stop-transfer order may be placed against transfer of any such securities except that the requirement for a restrictive legend shall not apply to shares sold pursuant to a current and effective registration statement or a sale pursuant Rule 144 or any successor rule or regulations.

6 **MISCELLANEOUS**

6.1 Assignment: This Agreement may not be assigned or transferred by either party without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; *provided however* that either party may assign this Agreement, in whole, without the other party's consent in connection with the transfer or sale of all or substantially all of the business of such party (or all or substantially all of the assets of such party related to one or more particular Products) to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Section shall be null and void. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns, subsidiaries and Affiliates.

6.2 Independent Contractor: C2M is and shall act as an independent contractor for Client in providing the services required hereunder and is not and shall not be considered an agent of, partner of, or joint venturer with, Client. Unless otherwise provided herein to the contrary, C2M shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities or Regulatory Authorities.

6.3 Governing Law; Limitations: This Agreement is being delivered and executed in the State of Florida. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Florida, without regard to the principles of conflicts of laws.

6.4 Severability: In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; *provided, however*, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

6.5 Preference: Unless otherwise specifically provided to the contrary in any exhibit or schedule to this Agreement, in the event of a conflict between the main body of this Agreement and the exhibits and schedules hereto, the terms of the main body of this Agreement shall control. And, unless otherwise specifically provided to the contrary in the Quality Agreement, in the event of a conflict between this Agreement and the Quality Agreement, the terms of this Agreement shall control.

6.6 Headings; Construction: The headings in this Agreement, each PWA, and the Quality Agreement, and any attachments thereto, are for convenience of reference only and shall not affect its interpretation. Unless the context clearly indicates otherwise, singular references in this Agreement, the

PWAs, the Quality Agreement, and any attachments thereto, shall include the plural and vice versa, and the terms "include" and "including" mean including without limitation.

6.7 Counterparts; Facsimile Signatures: This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement. This Agreement shall be effective upon full execution, and a signature transmitted via facsimile or other electronic means shall be deemed to be and shall be as effective as an original signature.

6.8 Board Matters: C2M shall be entitled to board observer rights at all meetings of the Board of Directors of Client for so long as C2M owns ten (10%) percent or greater of the outstanding shares of Common Stock of Client. C2M further consents and agrees that one or more executives of C2M reasonably acceptable to Client shall serve on the Advisory Board of Client and that Emiliano Aloi hereby consents to serve in such capacity.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date above written.

CEED2MED, LLC		**CEED2MED, LLC**	
By:		By:	
Name:	Vladislav Yampolsky	Name:	Jamie Goldstein
Title:	Member and Manager	Title:	Member

EXACTUS, INC.

By:

Name: Philip Young

Title: Chief Executive Officer

Schedule A

Emiliano Aloi	2,000,000
Jamie Goldstein	2,000,000
Vladislav Yampolsky	2,000,000

Appendix A